Exhibit 99.1

For release: May 6, 2022

Contact: Brian F. Kidd, SVP/Controller

Phone: (615) 890-2020

NHC Reports First Quarter 2022 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues and grant income for the quarter ended March 31, 2022 totaled $278,983,000 compared to $250,973,000 for the quarter ended March 31, 2021, an increase of 11.2%. The net operating revenues increase during the first quarter of 2022 was primarily driven by the occupancy increase in our skilled nursing facilities, as well as the June 2021 acquisition of Caris Healthcare, a hospice provider.

For the quarter ended March 31, 2022, the reported GAAP net income attributable to NHC was $15,318,000 compared to $21,267,000 for the same period in 2021. Excluding the unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2022 was $14,081,000 compared to $16,592,000 for the same period in 2021 (*). The decrease in adjusted net income for the first quarter of 2022 compared to the first quarter of 2021 was primarily due to less government stimulus income recorded during the current quarter, as well as higher inflationary pressures on labor costs. The GAAP diluted earnings per share were $0.99 compared to $1.38 for the quarters ended March 31, 2022 and 2021, respectively. Adjusted diluted earnings per share were $0.91 and $1.08 for the quarters ended March 31, 2022 and 2021, respectively (*).

(*) - See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 75 skilled nursing facilities with 9,456 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, one behavioral health hospital, 35 homecare agencies, and 29 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2022	2021
	(unaudited)
Revenues and grant income:
Net patient revenues	$256,337	$216,855
Other revenues	12,026	11,369
Government stimulus income	10,620	22,749
Net operating revenues and grant income	278,983	250,973

Costs and expenses:
Salaries, wages and benefits	170,694	149,159
Other operating	74,085	66,124
Facility rent	10,065	10,063
Depreciation and amortization	9,757	10,161
Interest	165	244
Total costs and expenses	264,766	235,751

Income from operations	14,217	15,222

Non-operating income	3,199	6,260
Unrealized gains on marketable equity securities	3,126	7,059

Income before income taxes	20,542	28,541
Income tax provision	(5,193)	(7,233)
Net income	15,349	21,308

Net income attributable to noncontrolling interest	(31)	(41)

Net income attributable to National HealthCare Corporation	$15,318	$21,267

Net income per common share
Basic	$0.99	$1.39
Diluted	$0.99	$1.38

Weighted average common shares outstanding
Basic	15,416,836	15,327,520
Diluted	15,463,855	15,390,076

Dividends declared per common share	$0.55	$0.52

Balance Sheet Data	March 31	Dec. 31
(in thousands)	2022	2021
	(unaudited)

Cash, cash equivalents and marketable securities	$206,028	$256,025
Restricted cash, cash equivalents and marketable securities	175,973	175,884
Current assets	384,020	426,638
Property and equipment, net	520,201	520,996
Total assets	1,357,011	1,403,396
Current liabilities	216,487	263,201
NHC stockholders' equity	905,319	903,004

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Selected Operating Statistics

	Three Months Ended
	March 31
	2022	2021
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$544.66	$537.97
Managed Care	433.48	405.49
Medicaid	228.53	218.08
Private Pay and Other	270.19	247.49
Average Skilled Nursing Per Diem	$305.78	$297.20

Skilled Nursing Patient Days:
Medicare	91,583	91,327
Managed Care	55,637	61,911
Medicaid	304,260	279,101
Private Pay and Other	153,955	132,967
Total Skilled Nursing Patient Days	605,435	565,306

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2022	2021
	(unaudited)

Net income attributable to National Healthcare Corporation	$15,318	$21,267
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(3,126)	(7,059)
Operating results for newly opened facilities not at full capacity (1)	743	245
Stock-based compensation expense	712	496
Income tax provision on non-GAAP adjustments	434	1,643
Non-GAAP Net income	$14,081	$16,592

GAAP diluted earnings per share	$0.99	$1.38
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(0.15)	(0.33)
Operating results for newly opened facilities not at full capacity (1)	0.04	0.01
Stock-based compensation expense	0.03	0.02
Non-GAAP diluted earnings per share	$0.91	$1.08

(1) The newly opened facilities not at full capacity for the 2022 period presented consisted of operations opened from 2020 through 2022.  This consisted of two behavioral health hospitals that will open during the second quarter of 2022.  The newly opened facilities for the 2021 period presented consisted of operations opened from 2019 through 2021.  The 2021 period consisted of one memory care facility.

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